Exhibit 3.19

FIRST AMENDMENT TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

ADVANCED SATELLITE RESEARCH, LLC

This First Amendment to the Limited Liability Company Agreement (this “Amendment”) of Advanced Satellite Research, LLC, a Delaware limited liability company (the “Company”), is made and entered into this 6th day of February, 2008, by Helius, LLC, a Utah limited liability company.

WHEREAS, the Limited Liability Company Agreement of the Company initially was entered into by Helius, Inc., a Utah corporation, effective as of May 31, 2007 (the “LLC Agreement”);

WHEREAS, Helius, Inc. recently converted from a Utah corporation into a Utah limited liability company and desires to amend the LLC Agreement to reflect this conversion;

WHEREAS, Section 27 of the LLC Agreement provides that the LLC Agreement may be amended by a written agreement executed and delivered by the Member (as defined in the LLC Agreement); and

WHEREAS, Helius, LLC is the sole Member of the Company.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the LLC Agreement, the LLC Agreement shall be amended as follows by the consent of the Member:

1. Amendments.

(a) Each and every reference to “Helius, Inc.” in the LLC Agreement shall hereby be replaced with “Helius, LLC,” and each and every reference to “a Utah corporation” in the LLC Agreement shall hereby be replaced with “a Utah limited liability company.” Except as otherwise provided in this Amendment, such replacement shall not alter or modify the terms, rights or obligations of the “Member” under the LLC Agreement, as amended.

(b) Schedule B of the LLC Agreement shall be deleted in its entirety and shall be replaced with the following language:

SCHEDULE B

Member

Name	Mailing Address	Membership/Limited Liability Company Interest
Helius, LLC	333 South 520 West, Suite 330 Lindon, Utah 84042	100%

2. Effect. This Amendment constitutes the entire amendment to the LLC Agreement and shall not constitute a modification, acceptance or waiver of any other provision of the LLC Agreement or any rights or claims thereunder. Except as specified herein, the parties hereby ratify and affirm each of the other provisions of the LLC Agreement.

3. Successors and Assigns. All of the terms and provisions of this Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns and no other persons shall have any rights herein.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts-of-law or choice-of-law.

5. Conflicts. In the event of a conflict between any provisions of the LLC Agreement and any provisions of this Amendment, such provision of this Amendment shall control.

6. Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

[Signature appears on following page.]

IN WITNESS WHEREOF, the undersigned has entered into this First Amendment to the LLC Agreement of Advanced Satellite Research, LLC as of the day and year first above written.

HELIUS, LLC, as sole Member
By:	Hughes Communications, Inc.
Its:	Sole Member

By:	/s/ Dean A. Manson
Name:	Dean A. Manson
Title:	Secretary

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